EXHIBIT 23.2

                        CONSENT OF DELOITTE & TOUCHE LLP

        We consent to the incorporation by reference in this Registration Statement of Loral Space & Communications Ltd. (a Bermuda company) on Form S-8 of our reports with respect to the consolidated financial statements of Loral Space & Communications Ltd., Space Systems/Loral, Inc., and Globalstar, L.P., and the financial statement schedule of Loral Space & Communications Ltd., appearing in or incorporated by reference in the Annual Report on Form 10-K of Loral Space & Communications Ltd. for the year ended December 31, 1997.

Deloitte & Touche LLP
New York, New York
March 27, 1998